Exhibit 16.1

303 Peachtree Street, N.E. Suite 2000 Atlanta, GA 30308	Telephone Fax	404 222 3000 404 222 3050
June 23, 2008

Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
We were previously principal accountants for CMP Susquehanna Radio Holdings Corp. (the “Company”) and, under the date of March 31, 2008, we reported on the consolidated financial statements of Cumulus Media, Inc. as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from May 5, 2006 through December 31, 2006. On June 17, 2008, we were dismissed. We have read CMP Susquehanna Radio Holdings Corp.’s statements included under Item 4.01 of its Form 8-K dated June 23, 2008, and we agree with such statements, except that 1) we are not in a position to agree or disagree with CMP Susquehanna Radio Holdings Corp.’s process or involvement of the audit committee or their proposal and review process and 2) we are not in a position to agree or disagree with CMP Susquehanna Radio Holdings Corp.’s statement that the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
KPMG LLP, a U.S. limited liability partnership, is the U.S.
Member firm of KPMG International, a Swiss cooperative.